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                         October 3, 2022

       Michael S. Dell
       Chairman and Chief Executive Officer
       Dell Technologies Inc.
       One Dell Way
       Round Rock, Texas 78682

                                                        Re: Dell Technologies
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed May 17, 2022
                                                            File No. 001-37867

       Dear Michael S. Dell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program